Exhibit 99.1

Praxair Announces Satisfaction of Final Conditions to Close Business Combination with Linde AG

DANBURY, Conn.--(BUSINESS WIRE)--October 22, 2018--Praxair, Inc. (NYSE:PX) today announced that the final closing conditions for the merger of equals between Praxair and Linde AG (FWB:LINU)(FWB:LIN) were satisfied after the European Commission approved the buyer of Praxair’s divestment business in Europe and the Federal Trade Commission (FTC) provided merger clearance of the business combination in the United States.

The parties expect the transaction to close on October 31, 2018. Under the terms of an agreement with the FTC, neither Linde AG nor Praxair will integrate any of their commercial operations until certain U.S. based assets are divested.

The new Linde plc shares are expected to start trading on the New York Stock Exchange (NYSE) and the Frankfurt Stock Exchange under the ticker symbol “LIN”. Trading in shares of Praxair’s common stock is expected to be suspended on the NYSE as of close of business (New York time) on October 30, 2018, and Praxair’s common stock is expected to be delisted from the NYSE. Promptly following the closing, Praxair also intends to delist and deregister its three series of Euro-denominated notes, including its 1.50% Notes due 2020, 1.20% Notes due 2024 and 1.625% Notes due 2025, that are currently listed on the NYSE to suspend its reporting obligations under the Securities Exchange Act of 1934. Linde plc, as the new holding company of the combined group, will file reports under the Exchange Act following closing. The company intends to apply for listing of the bonds on an alternate securities exchange.

Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; regulatory or other limitations imposed as a result of the proposed business combination that could reduce anticipated benefits or cause the parties to abandon the transaction; the success of the business following the proposed business combination; the ability to successfully integrate the Praxair and Linde businesses, including in light of the agreement with the Federal Trade Commission; the risk that the combined company may be unable to achieve expected synergies or that it may take longer or be more costly than expected to achieve those synergies; the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the company operates, including the impact of the U.S. Tax Cuts and Jobs Act of 2017; the cost and outcomes of investigations, litigation and regulatory proceedings; the impact of potential unusual or non-recurring items; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; the impact of information technology system failures, network disruptions and breaches in data security; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the GAAP or adjusted projections or estimates contained in the forward-looking statements.

Praxair assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in Praxair’s latest Annual Report on Form 10-K filed with the SEC and in the proxy statement/prospectus included in the Registration Statement on Form S-4 (which Registration Statement was declared effective on August 14, 2017) filed by Linde plc with the SEC which should be reviewed carefully. Please consider Praxair’s forward-looking statements in light of those risks.

>> About Praxair

Praxair, Inc. is a leading industrial gas company in North and South America and one of the largest worldwide. With market capitalization of approximately $40 billion and 2017 sales of $11 billion, the company employs over 26,000 people globally and has been named to the Dow Jones® World Sustainability Index for 16 consecutive years. Praxair produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Our products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. For more information about the company, please visit our website at www.praxair.com.

This document is only controlled while on the Praxair, Inc. website and a copy of this controlled version is available for download. Praxair cannot assure the integrity or accuracy of any version of this document after it has been downloaded or removed from our website.

CONTACT:
Investors:
Juan Pelaez, (203) 837-2213
juan_pelaez@praxair.com
or
Media:
Lisa Esneault, (203) 837-2448
lisa_esneault@praxair.com